EXHIBIT 99.1

              MEDICARE CLARIFICATION REIMBURSING THE FREEDOM60 WITH
                          SUBCUTANEOUS IMMUNE GLOBULIN

CHESTER, N.Y., September 4, 2007 -- According to a guidance document from Medicare's Region B contracting agent, the Freedom60, manufactured by Repro-Med Systems (REPR.OB) dba RMS Medical Products in Chester New York, is the only infusion pump to be reimbursed for use with subcutaneous immune globulin.

"The Freedom 60 Syringe Infusion Pump is the only allowable pump to be billed with the Subcutaneous Immune Globulin (SCIG)," states the guidance document released in June 2007. This notification goes on to say, "All other pumps or modifiers will result in a denial." The document may be viewed in its entirety at:

http://www.adminastar.com/Providers/DMERC/MedicalReview/files/ClarificationonExt
ernalInfusionPumpswithSubcutaneous.pdf

Subcutaneous immune globulin is used to treat a medical condition called Primary Immune deficiency (PI), usually considered to be genetic group of disorders currently affecting an estimated 50,000 Americans. These disorders compromise the immune system, leaving patients vulnerable to recurrent, life- threatening infections. Immune globulin is a life-sustaining blood product that has become a standard replacement therapy for most people diagnosed with PI, with nearly 70% of PI patients receiving some form of IgG replacement therapy.

The Freedom60 Syringe Infusion Pump is the preferred system for the administration of immune globulin due to its safe, controlled pressure and ability to automatically adjust the flow rate to meet the needs of the patient. This inherently safe design minimizes pain, swelling and other complications caused by the use of conventional electric infusion devices. "The reality is that not only does the Freedom60 have the most effective technology to administer various medications at the lowest cost per dose, but for IgG, it is the safest, it results in the least side effects, it is the lowest cost device on the market, and it is the only product that is reimbursed by Medicare for SCIG," commented Andy Sealfon, President of Repro- Med Systems. "Why would anyone use something else?"

For many uses, the Freedom60 offers a portable, high quality, non- electric, maintenance free delivery system for ambulatory, home and hospital use, delivering precise infusion rates and uniform flow profiles that provide consistent transfer of medication. The Freedom60 is a versatile, easy-to-use lightweight mechanical pump providing a cost-effective alternative to expensive electronic and disposable IV administration devices and may be used to deliver a wide range of infusion products including antibiotics, pain control, chemotherapy drugs, desferal, and cardiac drugs, among others.

Forward Looking Statements

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward- looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Repro-Med's latest Annual Report filed with Securities and Exchange Commission on Form 10-KSB. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Andy Sealfon
1-800-624-9600 x 307
RMS Medical Products
24 Carpenter Road
Chester, New York 10918                Visit our web site at:  www.Freedom60.com